UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 17, 2008

Novacea, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-51967	33-0960223
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Oyster Point Boulevard, Suite 200

South San Francisco, California 94080

(Address of Principal Executive Offices)

(650) 228-1800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

1. On September 17, 2008, the Compensation Committee of the Board of Directors of Novacea, Inc., or Novacea, determined that the employment of Amar Singh and Edward Schnipper would be terminated effective as of October 1, 2008 in connection with Novacea’s wind-down efforts. Mr. Singh currently serves as Chief Commercialization Officer and Dr. Schnipper currently serves as Executive Vice President and Chief Medical Officer of Novacea.

The retention bonuses for Mr. Singh and Dr. Schnipper, which were previously approved by the Compensation Committee on May 12, 2008, will become payable within thirty (30) days of September 30, 2008. The retention bonuses payable by Novacea are equal to six (6) months of each officer’s base salary. The retention bonus payable to Mr. Singh is $157,500 and the retention bonus payable to Dr. Schnipper is $175,000.

2. On September 17, 2008, the Compensation Committee approved the entry into separation agreements, or the Separation Agreements, with Mr. Singh and Dr. Schnipper. Pursuant to the Separation Agreements, Novacea will agree to make COBRA premium payments on behalf of Mr. Singh and Dr. Schnipper until the earlier of (a) six (6) months from the date of termination of employment with Novacea or (b) the closing of a change in control transaction for Novacea. The Separation Agreements will also amend each of the outstanding options to purchase common stock of Novacea held by Mr. Singh and Dr. Schnipper to permit exercise of the options for a period of thirty (30) months from the date of termination of employment with Novacea, and provide that Mr. Singh and Dr. Schnipper will perform certain consulting services to the company on a per diem basis through the closing of a change in control transaction for Novacea.

Consistent with the terms of their Executive Severance Benefits Agreements, the Separation Agreements will also provide that each of Mr. Singh and Dr. Schnipper is entitled to the benefit of the provisions of his severance agreement that are triggered by a change in control transaction for Novacea if the closing of the change in control transaction occurs within a specified period following the date of termination of such executive’s employment with Novacea, each as more fully described in the severance agreements. Novacea currently anticipates that the proposed transaction with Transcept Pharmaceuticals, Inc. will result in the triggering of these provisions.

The foregoing description of the Separation Agreements is qualified in its entirety by reference to the full Separation Agreements, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2008.

3. On September 17, 2008, the Compensation Committee approved the amendment of each of the outstanding options to purchase common stock of Novacea held by Edward Albini to permit exercise of the options for a period of thirty (30) months from the date of termination of Mr. Albini’s employment with Novacea.

4. On September 17, 2008, the Board of Directors approved full cash bonus payments for all eligible employees of Novacea, including executive officers, based on an assessment by the Board of Directors of the achievement of certain corporate objectives approved by the Board of Directors in fiscal year 2008. The cash bonuses payable to Novacea’s executive officers are as follows:

Name	Title	Bonus
John P. Walker	Chief Executive Officer and Chairman	$250,000

Edward C. Albini	Vice President and Chief Financial Officer	$87,600

Amar Singh	Chief Commercialization Officer	$94,500

Edward Schnipper	Executive Vice President and Chief Medical Officer	$122,500

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 23, 2008	NOVACEA, INC.

	By:	/s/ Edward C. Albini
	Name:	Edward C. Albini
	Title:	Chief Financial Officer